July 30, 2018

Index Funds

1155 Kelly Johnson Boulevard, Suite 111

Colorado Springs, Colorado 80920

Re:	Index Funds, a Delaware statutory trust (“Trust”)

1933 Act File No. 333-129930 – Post-Effective Amendment No. 39 and

1940 Act File. No. 811-21836 – Amendment No. 43,

filed with the Securities and Exchange Commission on July 30, 2018 each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the Index Funds S&P 500 Equal Weight (the “Fund”), a separate series of the Trust, described in the above-referenced filing (the “Post-Effective Amendment”).

In such connection, we have examined the Post-Effective Amendment, the Amended and Restated Certificate of Trust, the Declaration of Trust, the Bylaws of the Trust, the proceedings of its board of trustees (the “Board”) relating to the authorization, issuance and proposed sale of the Shares, a certificate as to certain factual matters executed by the Secretary of the Trust, a printer’s proof of the Post-Effective Amendment dated July 30, 2018, and have considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

We have also assumed the following for this opinion:

1. The Declaration of Trust, the Bylaws of the Trust and the resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

Index Funds

July 30, 2018

2. The Shares have been, and will continue to be, issued in accordance with the Trust’s governing documents, and the resolutions relating to the creation, authorization and issuance of the Shares.

3. The Shares have been, or will be, issued against consideration therefor as described in the Trust’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4. Each document submitted to us is accurate and complete, the signatures on all originals documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5. Any and all conditions established by resolution of the Board to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6. All appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

7. All natural persons identified to us have legal capacity, and persons identified to us as officers of the Trust are actually serving in such capacity, and the representations of officers of the Trust are correct as to matters of fact.

8. All applicable securities laws will be complied with and the Post-Effective Amendment with respect to the offering of the Shares will be effective.

9. The Post-Effective Amendment, as filed with the U.S. Securities and Exchange Commission (the “Commission”), will be in substantially the form of the proof referred to above.

10. The Trust is in compliance with the Investment Company Act of 1940, as amended (the “1940 Act”) and the regulations thereunder.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Post-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Index Funds

July 30, 2018

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Post-Effective Amendment and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

We hereby consent to all references to us in the Post-Effective Amendment and to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP